EXHIBIT 99.1

Edible Garden Delivers Strong Performance Across Core and Key Segments, Driven by Strategic Portfolio Transformation

Company exits low-margin product lines, invests in higher-margin, innovative CEA-informed better-for-you shelf-stable products, and expands global reach

Conference Call to Be Held Today at 8:00 am ET.

BELVIDERE, NJ, August XX, 2025 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic, better-for-you, sustainable produce and products, today reported strong core business performance for the three months ended June 30, 2025, and shared a strategic business update. This performance reflects the Company’s disciplined portfolio optimization strategy following a recent acquisition, which involved eliminating underperforming, low-margin product lines and making targeted investments in higher-margin, innovative, CEA-informed, better-for-you consumer packaged goods. These strategic initiatives position the Company to strengthen its leadership in shelf-stable, wellness-focused products that align with growing consumer demand for quality, functionality, and sustainability.

Financial & Operating Highlights for the Three Months Ended June 30, 2025

•	Non-perishable unit sales increased approximately 17% year-over-year, driven by strong performance across the Company’s shelf-stable product lines including Kick. Sports Nutrition, Pickle Party™, Pulp®, and Vitamin Whey®.
•	Private Label products sold through major big box retailers outperformed in the second quarter, climbing 19.1% year-over-year
•	Hydroponic Basil up 7.1%, Potted Herbs up 6.4%, and Wheatgrass up 4.1%
•	International vitamin and supplements revenue rose 66.5% versus year-over-year

“Our results this quarter validate the disciplined choices we’ve made to focus on higher-margin, innovation-driven categories that align with where the market is headed,” said Jim Kras, Chief Executive Officer of Edible Garden. “By exiting underperforming, low-margin product lines and investing in CEA-informed, better-for-you shelf-stable products, we are building a stronger, more resilient portfolio. We believe this strategy will not only drive profitability but also position us to lead in delivering sustainable, wellness-oriented solutions to consumers worldwide.”

"Private Label products sold through major big box retailers outperformed in the second quarter, climbing 19.1% year-over-year, driven by expanded programs and strong sell-through of our sustainably grown, CEA-produced herbs. This momentum carried into our produce category, led by Hydroponic Basil up 7.1%, Potted Herbs up 6.4%, and Wheatgrass up 4.1%. We also advanced our strategic priorities in innovation, brand expansion, and operational sustainability with the launch of Kick Sports Nutrition on Amazon, continued retail growth of Pickle Party™, and the debut of the industry’s first USDA Certified Organic Hydroponic Basil. Together with strong gains in our non-perishable lines, these achievements further diversify our portfolio and reinforce Edible Garden’s leadership in controlled environment agriculture. In addition, international vitamin and supplements revenue rose 66.5% as we forged new distribution partnerships and expanded retail placements in key markets."

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“We also strengthened our operational capabilities this quarter with the acquisition of the NaturalShrimp aquaculture facility in Iowa, now operating as Edible Garden Prairie Hills. This addition enhances our R&D in aquaponics, brings patented water treatment technologies into our IP portfolio, improves distribution efficiency potential from its central Midwest location, and provides the capacity to scale future production and launch new product lines—all of which will position us for greater innovation, efficiency, and long-term growth.”

"In the second quarter, we advanced our strategic priorities across innovation, brand expansion, and operational sustainability, delivering strong performance in both our non-perishable and fresh produce categories. This category posted unit growth, fueled by the launch of our Kick Sports Nutrition line on Amazon, which expanded our digital marketing reach, drove higher direct-to-consumer engagement, and contributed to a surge in e-commerce sales."

Demand for better-for-you CPG products is rising, with the global functional food and beverage market expected to grow from $400 billion to $610 billion by 2030 (Virtue Market Research). In the U.S., natural, organic, and functional product sales are projected to reach $386 billion by 2028, growing about 5% annually (Nutrition Business Journal). The Company believes that its differentiated brand portfolio is well-positioned to benefit from these long-term trends.

Financial results for the three months ended June 30, 2025

Revenue was $3.1 million for the three months ended June 30, 2025, compared to $4.3 million in the second quarter of 2024. The decrease was primarily due to the Company’s strategic exit from the floral and lettuce categories, which contributed $741,000 to the decline. While the Company has not yet fully offset the lost revenue from floral, that category had high costs and low returns and did not align with the Company’s better-margin strategy.

Gross profit totaled $634,000, compared to $1.56 million in Q2 2024. The year-over-year change reflects shifts in product mix and sales volume, along with higher labor and raw material costs. Non-perishable revenue increased approximately 15% year-over-year, driven by strong performance across the Company’s shelf-stable product lines including Kick. Sports Nutrition, Pickle Party™, Pulp®, and Vitamin Whey®. Margin pressure was also influenced by continued investment in infrastructure and personnel needed to support the Company's transition and future scalability.

Selling, general and administrative expenses (“SG&A”) totaled $4.2 million for the three months ended June 30, 2025, compared to $2.7 million in the prior-year period. The year-over-year increase was primarily driven by legal costs related to the NaturalShrimp asset acquisition, expenses associated with the Narayan transaction, and franchise tax charges.

Net loss was $4.0 million for the three months ended June 30, 2025, compared to a net loss of $1.9 million for the three months ended June 30, 2024. The year-over-year increase in net loss was primarily driven by higher SG&A expenses related to strategic transactions and a decline in revenue from the planned exit of low-margin product categories.

The complete financial results for the quarter ended June 30, 2025, are available in the Company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission and available at: www.sec.gov.

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Conference Call

Edible Garden will host a conference call today at 8:00 A.M. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2025, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 877-545-0523 for U.S. callers or +1 973-528-0016 for international callers and entering access code 639542. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2914/52816 or on the investor relations section of the Company’s website, https://ediblegardenag.com/presentations/.

A webcast replay will be available on the investor relations section of the Company’s website at https://ediblegardenag.com/presentations/ through August 14, 2026. A telephone replay of the call will be available approximately one hour following the call, through August 28, 2025, and can be accessed by dialing +1 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code 52816.

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), delivering locally grown, organic, better-for-you, sustainable produce and products through its Zero-Waste Inspired® next-generation farming model. Available in over 5,000 retail locations across the United States, Caribbean, and South America, Edible Garden is at the forefront of the CEA and sustainability technology movement, distinguished by its advanced safety-in-farming protocols, sustainable packaging, patented GreenThumb software, and innovative Self-Watering in-store displays. The Company operates state-of-the-art, vertically integrated greenhouses and processing facilities, including Edible Garden Heartland in Grand Rapids, Michigan; Edible Garden Prairie Hills in Webster City, Iowa; and its headquarters at Edible Garden Belvidere in New Jersey. It also partners with a network of contract growers strategically located near major U.S. markets to ensure freshness and reduce environmental impact.

Edible Garden’s proprietary GreenThumb 2.0 software—protected by U.S. Patents US 11,158,006 B1, US 11,410,249 B2, and US 11,830,088 B2—optimizes vertical and traditional greenhouse growing conditions while aiming to reduce food miles. Its patented Self-Watering display (U.S. Patent No. D1,010,365) is designed to extend plant shelf life and elevate in-store presentation. In addition to its core CEA operations, Edible Garden owns three patents in advanced aquaculture technologies: a closed-loop shrimp farming system (US 6,615,767 B1), a modular recirculating aquaculture setup with automated water treatment and feeding (US 10,163,199 B2), and a sensor-driven ammonia control method utilizing electrolytic chlorine generation (US 11,297,809 B1).

The Company has been recognized as a FoodTech 500 firm by Forward Fooding, a leading AgriFoodTech organization, and is a Giga Guru member of Walmart’s Project Gigaton sustainability initiative. Edible Garden also develops and markets a growing line of nutrition and specialty food products, including Vitamin Way® and Vitamin Whey®—plant and whey protein powders—and Kick. Sports Nutrition, a premium performance line for health-conscious athletes seeking cleaner, better-for-you options. The Company’s offerings further include fresh, sustainable condiments such as Pulp fermented gourmet and chili-based sauces, as well as Pickle Party, a collection of fermented fresh pickles and krauts.

Learn more at https://ediblegardenag.com.

For Pulp products, visit https://www.pulpflavors.com.

For Vitamin Whey® products, visit https://vitaminwhey.com.

For Kick. Sports Nutrition products, visit https://kicksportsnutrition.net/

Watch the Company’s latest corporate video here.

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Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s ability to improve its financial results, the Company’s growth strategies, the Company’s ability to expand into new product lines, and its performance as a public company. The words “believe,” “design,” “expect,” “future,” “potential,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to improve its financial performance and achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2024 and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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EDIBLE GARDEN AG INCORPORATED
UNAUDITED CONDESED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares)

	June 30,	December 31,
	2025	2024

ASSETS

Current assets:
Cash	$2,821	$3,530
Accounts receivable, net	1,211	1,968
Inventory, net	1,367	1,544
Prepaid expenses and other current assets	490	335

Total current assets	5,889	7,377

Property, equipment and leasehold improvements, net	11,006	3,145
Operating lease right-of-use assets	4,480	1,202
Finance lease right-of-use assets	92	114
Intangible assets, net	313	43
Other assets	34	34

TOTAL ASSETS	$21,814	$11,915

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$2,375	$4,018
Current maturities of operating lease liabilities	219	212
Current maturities of finance lease liabilities	43	41
Short-term debt, net of discounts	1,317	1,939

Total current liabilities	3,954	6,210

Long-term liabilities:
Long-term debt, net of discounts	334	544
Long-term operating lease liabilities	881	992
Long-term finance lease liabilities	53	75

Total long-term liabilities	1,268	1,611

Total liabilities	5,222	7,821

COMMITMENTS AND CONTINGENCIES

MEZZANINE EQUITY
Series B redeemable preferred stock	15,000	-

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock ($0.0001 par value, 100,000,000 shares authorized, 2,828,661 and 1,065,402 shares outstanding as of June 30, 2025 and December 31, 2024, respectively	-	-
Preferred stock	-	-
Additional paid-in capital	50,270	44,946
Obligation to issue shares	-	459
Accumulated deficit	(48,678)	(41,311)

Total stockholders’ equity (deficit)	1,592	4,094

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	$21,814	$11,915

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EDIBLE GARDEN AG INCORPORATED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per-share information)

	Three Months Ended June 30		Six Months Ended June 30
	2025	2024	2025	2024

Revenue	$3,146	$4,268	$5,864	$7,401
Cost of goods sold	2,512	2,702	5,142	5,811

Gross profit	634	1,566	722	1,590

Selling, general and administrative expenses	4,227	2,748	7,242	6,632
Gain on sale of asset	-	-	(1)	-
Loss from operations	(3,593)	(1,182)	(6,519)	(5,042)

Other income (expenses)
Interest expense, net	(389)	(419)	(829)	(536)
Gain (Loss) from extinguishment of debt	(114)	(335)	(114)	(335)
Other income / (loss)	53	4	95	4
Total other income (expenses)	(450)	(750)	(848)	(867)

NET LOSS	$(4,043)	$(1,932)	$(7,367)	$(5,909)

Deemed dividend on warrants	(9,833)	-	(9,833)	-
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(13,876)	$(1,932)	$(17,200)	$(5,909)

Net Income / (Loss) per common share - basic and diluted	$(6.58)	$(30.02)	$(9.95)	$(155.46)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted	2,109,267	64,361	1,728,414	38,009

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